Exhibit 99.1

Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

PRESS RELEASE

NOBLE CORPORATION PLC REPORTS

SECOND QUARTER 2018 RESULTS

DEVELOPMENTS AND RECENT ACCOMPLISHMENTS:

•	Premium jackup fleet fully-committed through late-2018

•	Noble Tom Madden returning to active status following contract award

•	Asset impairments totaling $793 million, with Noble Dave Beard, Noble Amos Runner and Noble Alan Hay retired from service

LONDON, August 2, 2018 – Noble Corporation plc (NYSE: NE, the Company) today reported a net loss attributable to the Company for the three months ended June 30, 2018 of $628 million, or $2.55 per diluted share, on revenues of $258 million. The results included a non-cash charge totaling $793 million, or $2.06 per diluted share, ($507 million, net of tax and noncontrolling interests) relating to the impairment of three rigs and certain capital spares. Excluding the non-cash charge, the Company’s net loss attributable to Noble Corporation for the three months ended June 30, 2018 would have been $121 million, or $0.49 per diluted share.

During the second quarter, the Company conducted a review of its fleet. The review included an assessment of certain assumptions, including future marketability of each unit in light of its current technical specifications. Following this review, the Company recognized partial impairments on the drillship Noble Bully I and semisubmersible Noble Paul Romano, while the semisubmersible Noble Dave Beard was fully impaired. The Noble Dave Beard has been retired from service, along with the semisubmersible Noble Amos Runner and the standard duty jackup Noble Alan Hay, which were previously fully impaired. Following these three retirements and the divestiture in May of the standard duty jackup Noble David Tinsley, the Company’s fleet is now comprised of 24 rigs, including 12 floating and 12 jackup units.

Julie J. Robertson, Chairman, President and Chief Executive Officer of Noble Corporation plc, stated, “Jackup fleet utilization grew to 70 percent in the quarter, well above the cyclical low experienced in the first quarter. We have seen a noticeable increase in jackup demand, particularly among customers in the North Sea and Middle East regions. Following several recent awards, all 10 of our high-specification jackups are now contracted, with no availability before late-2018.”

A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found at www.noblecorp.com. It provides a reconciliation for net income (loss), income tax and diluted earnings per share for the second quarter 2018 and 2017 and first quarter 2018.

Contract drilling services revenues improved eight percent in the second quarter of 2018 to $248 million compared to revenues of $229 million in the first quarter of the year. The improvement was due largely to a 17 percent increase in total fleet operating days. The growth in fleet operating days improved total utilization in the second quarter to 54 percent, up from a cyclical low of 47 percent in the preceding quarter.

Contract drilling services costs in the second quarter were $151 million compared to $137 million in the preceding quarter, with the increase due primarily to the growth in fleet operating days and costs associated with rig reactivation projects, specifically the Noble Clyde Boudreaux and Noble Tom Madden. These items were partially offset by lower costs resulting from fleet retirements.

Fleet Overview

Utilization of the Company’s floating rigs in the second quarter was 39 percent compared to 37 percent in the preceding quarter of the year. The improvement was due largely to modestly better utilization in the Company’s drillship fleet, aided by a full quarter of operations for the Noble Bob Douglas offshore Guyana and partially offset by fewer operating days for the semisubmersible Noble Paul Romano following the completion of a contract in mid-May in the U.S. Gulf of Mexico. Average daily revenues improved to $268,600 in the second quarter compared to $259,300 in the previous quarter, due largely to increased revenues for the Noble Globetrotter I following the relocation of the rig to Egypt, and a dayrate adjustment on the Noble Bully II. Following the close of the second quarter, the drillship Noble Tom Madden was awarded a contract for work offshore Guyana, which includes two firm wells, plus three optional wells. Reactivation of the rig from its warm stacked status has begun, with the contract expected to commence in October 2018.

Utilization of the Company’s jackup fleet improved to 70 percent in the second quarter compared to 56 percent in the preceding quarter of the year. A 23 percent rise in operating days was driven primarily by higher activity for the Noble Hans Deul, Noble Houston Colbert, Noble Tom Prosser and Noble Mick O’Brien. Also, utilization was further aided by the divestiture in May of the Noble David Tinsley.

Average daily revenues were $130,300 in the second quarter compared to $153,700 in the preceding quarter. The decline was due in part to a reduction in demobilization revenues on the Noble Sam Hartley and downtime on the Noble Joe Beall, partially offset by the commencement of operations on the Noble Tom Prosser. Since the close of the second quarter, the Company secured a nine-month contract for the Noble Sam Hartley and an 18-month extension for the Noble Sam Turner. The contract and extension cover drilling assignments offshore the UK-sector of the North Sea.

At June 30, 2018, the Company’s contract backlog totaled $2.6 billion, including $1.6 billion attributable to the floating fleet and $1.0 billion to the jackup fleet. Approximately 58 percent of the available rig operating days remaining in 2018 were committed to contracts, including 42 percent of the floating fleet and 76 percent of the jackup fleet. The total backlog and estimate of committed days exclude the previously noted contracts and extension that occurred after the close of the second quarter.

Liquidity Position

Noble concluded the second quarter of 2018 with a total liquidity position of $2.2 billion, comprised of cash and equivalents of $411 million and availability under revolving credit facilities of $1.8 billion.

Capital expenditures for the second quarter totaled $47 million, of which $20 million was devoted to fleet maintenance and $27 million to projects and other expenditures. The projects included further progress on the Noble Clyde Boudreaux reactivation and upgrade program, which was completed in late-July. The rig is now expected to commence an estimated 220-day primary term contract offshore Myanmar by the end of August 2018. For the six months ended June 30, 2018, capital expenditures were $84 million, and the Company’s expectation for full-year 2018 total capital expenditures of $150 million is unchanged.

Outlook

In closing, Ms. Robertson noted, “The offshore drilling industry is benefitting from certain dynamics that have traditionally supported an increase in customer spending. These include higher, sustained crude oil prices which lead to increased project sanctioning, geologic success, and greater access to promising basins. With these dynamics in place, expanding contract opportunities should be increasingly evident in our industry.”

About Noble Corporation plc

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 24 offshore drilling units, consisting of 12 drillships and semisubmersibles and 12 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at Devonshire House, 1 Mayfair Place, London, W1J 8AJ England. Additional information on Noble is available at www.noblecorp.com.

Forward-looking Disclosure Statement

Statements regarding contract backlog, future earnings, costs, expense management, revenue, rig demand, fleet condition, operational or financial performance, shareholder value, contract commitments, dayrates, contract commencements, contract extensions, renewals or renegotiations, letters of intent or award, industry fundamentals, customer relationships and requirements, strategic initiatives, future performance, growth opportunities, the offshore drilling market, market outlook, capital allocation strategies, our financial position, business strategy, taxes and tax rates, liquidity, competitive position, capital expenditures, financial flexibility, debt levels, debt repayment, the outcome of any dispute, litigation, audit or investigation, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions or claims by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, market conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Conference Call

Noble also has scheduled a conference call and webcast related to its second quarter 2018 results on Friday, August 3, 2018, at 8:00 a.m. U.S. Central Daylight Time. Interested parties are invited to listen to the call by dialing 1-877-680-4232, or internationally 1-647-689-5432, using access code: 2865178, or by asking for the Noble Corporation plc conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Website.

A replay of the conference call will be available on Friday, August 3, 2018, beginning at 11:00 a.m. U.S. Central Daylight Time, through Monday, September 3, 2018, ending at 11:00 p.m. U.S. Central Daylight Time. The phone number for the conference call replay is 1-800-585-8367 or, for calls from outside of the U.S., 1-416-621-4642, using access code: 2865178. The replay will also be available on the Company’s Website following the end of the live call.

8/2/2018

For additional information, contact:

Jeffrey L. Chastain,

Vice President – Investor Relations and Corporate Communications,

Noble Drilling Services Inc., 281-276-6383, or at jlchastain@noblecorp.com

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Operating revenues
Contract drilling services	$247,689	$271,532	$476,795	$626,191
Reimbursables and other	10,680	6,610	16,731	14,927

	258,369	278,142	493,526	641,118

Operating costs and expenses
Contract drilling services	151,437	162,781	288,286	323,550
Reimbursables	8,297	4,394	12,647	9,540
Depreciation and amortization	129,681	136,594	258,436	272,312
General and administrative	21,717	18,658	43,800	34,538
Loss on impairment	792,843	—	792,843	—

	1,103,975	322,427	1,396,012	639,940

Operating income (loss)	(845,606)	(44,285)	(902,486)	1,178
Other income (expense)
Interest expense, net of amounts capitalized	(74,130)	(73,209)	(150,145)	(146,656)
Loss on extinguishment of debt, net	—	—	(8,768)	—
Interest income and other, net	2,865	3,074	4,204	4,691

Loss from continuing operations before income taxes	(916,871)	(114,420)	(1,057,195)	(140,787)
Income tax benefit (provision)	38,839	18,213	35,843	(239,194)

Net loss from continuing operations	(878,032)	(96,207)	(1,021,352)	(379,981)
Net loss from discontinued operations, net of tax	—	(1,486)	—	(1,486)

Net loss	(878,032)	(97,693)	(1,021,352)	(381,467)
Net (income) loss attributable to noncontrolling interests	249,969	4,343	250,955	(13,577)

Net loss attributable to Noble Corporation plc	$(628,063)	$(93,350)	$(770,397)	$(395,044)

Per share data
Basic:
Loss from continuing operations	$(2.55)	$(0.37)	$(3.13)	$(1.61)
Loss from discontinued operations	—	(0.01)	—	(0.01)

Net loss attributable to Noble Corporation plc	$(2.55)	$(0.38)	$(3.13)	$(1.62)

Diluted:
Loss from continuing operations	$(2.55)	$(0.37)	$(3.13)	$(1.61)
Loss from discontinued operations	—	(0.01)	—	(0.01)

Net loss attributable to Noble Corporation plc	$(2.55)	$(0.38)	$(3.13)	$(1.62)

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30 2018	December 31, 2017
ASSETS
Current assets
Cash and cash equivalents	$411,492	$662,829
Accounts receivable, net	212,229	204,696
Prepaid expenses and other current assets	73,532	171,450

Total current assets	697,253	1,038,975

Property and equipment, at cost	10,924,509	12,034,331
Accumulated depreciation	(2,403,099)	(2,545,091)

Property and equipment, net	8,521,410	9,489,240

Other assets	175,024	266,444

Total assets	$9,393,687	$10,794,659

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$—	$249,843
Accounts payable	93,612	84,032
Accrued payroll and related costs	41,852	54,904
Other current liabilities	201,772	204,245

Total current liabilities	337,236	593,024

Long-term debt	3,842,617	3,795,867
Other liabilities	440,784	455,140

Total liabilities	4,620,637	4,844,031

Commitments and contingencies
Equity
Total shareholders' equity	4,362,232	5,276,161
Noncontrolling interests	410,818	674,467

Total equity	4,773,050	5,950,628

Total liabilities and equity	$9,393,687	$10,794,659

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities
Net loss	$(1,021,352)	$(381,467)
Adjustments to reconcile net loss to net cash flow from operating activities:
Depreciation and amortization	258,436	272,312
Loss on impairment	792,843	—
Deferred income tax provision	(51,724)	303,084
Loss on extinguishment of debt, net	8,768	—
Other long-term asset write-off	—	14,419
Changes in components of working capital:
Change in taxes receivable	84,486	—
Net changes in other operating assets and liabilities	(17,563)	45,937

Net cash provided by operating activities	53,894	254,285

Cash flows from investing activities
Capital expenditures	(75,874)	(67,608)
Proceeds from disposal of assets, net	3,755	314

Net cash used in investing activities	(72,119)	(67,294)

Cash flows from financing activities
Issuance of senior notes	750,000	—
Repayments of debt	(952,209)	(300,000)
Debt issuance costs on senior notes and credit facilities	(14,802)	(42)
Dividends paid to noncontrolling interests	(12,694)	(5,393)
Other financing activities	(3,407)	(4,301)

Net cash used in financing activities	(233,112)	(309,736)

Net decrease in cash and cash equivalents	(251,337)	(122,745)
Cash and cash equivalents, beginning of period	662,829	725,722

Cash and cash equivalents, end of period	$411,492	$602,977

NOBLE CORPORATION PLC AND SUBSIDIARIES

FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT

(In thousands, except operating statistics)

(Unaudited)

	Three Months Ended June 30,						Three Months Ended March 31,
	2018			2017			2018
	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total
Operating revenues
Contract drilling services	$247,689	$—	$247,689	$271,532	$—	$271,532	$229,106	$—	$229,106
Reimbursables and other	10,680	—	10,680	6,610	—	6,610	6,051	—	6,051

	$258,369	$—	$258,369	$278,142	$—	$278,142	$235,157	$—	$235,157

Operating costs and expenses
Contract drilling services	$151,437	$—	$151,437	$162,781	$—	$162,781	$136,849	$—	$136,849
Reimbursables	8,297	—	8,297	4,394	—	4,394	4,350	—	4,350
Depreciation and amortization	124,223	5,458	129,681	130,763	5,831	136,594	123,215	5,540	128,755
General and administrative	21,717	—	21,717	18,658	—	18,658	22,083	—	22,083
Loss on impairment	792,843	—	792,843	—	—	—	—	—	—

	$1,098,517	$5,458	$1,103,975	$316,596	$5,831	$322,427	$286,497	$5,540	$292,037

Operating income (loss)	$(840,148)	$(5,458)	$(845,606)	$(38,454)	$(5,831)	$(44,285)	$(51,340)	$(5,540)	$(56,880)

Operating statistics
Jackups:
Average Rig Utilization	70%			93%			56%
Operating Days	872			1,183			706
Average Dayrate	$130,332			$121,284			$153,662
Semisubmersibles:
Average Rig Utilization	8%			17%			17%
Operating Days	44			91			90
Average Dayrate	$126,278			$126,106			$98,766
Drillships:
Average Rig Utilization	63%			52%			52%
Operating Days	455			377			375
Average Dayrate	$282,412			$309,313			$297,833
Total:
Average Rig Utilization	54%			65%			47%
Operating Days	1,371			1,651			1,171
Average Dayrate	$180,689			$164,475			$195,633

NOBLE CORPORATION PLC AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED NET INCOME PER SHARE

(In thousands, except per share amounts)

(Unaudited)

The following table presents the computation of basic and diluted net income per share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Numerator:
Basic
Net loss from continuing operations	$(628,063)	$(91,864)	$(770,397)	$(393,558)
Net loss from discontinued operations, net of tax	—	(1,486)	—	(1,486)

Net loss attributable to Noble Corporation plc	$(628,063)	$(93,350)	$(770,397)	$(395,044)

Diluted
Net loss from continuing operations	$(628,063)	$(91,864)	$(770,397)	$(393,558)
Net loss from discontinued operations, net of tax	—	(1,486)	—	(1,486)

Net loss attributable to Noble Corporation plc	$(628,063)	$(93,350)	$(770,397)	$(395,044)

Denominator:
Weighted average shares outstanding—basic	246,740	244,828	246,438	244,527
Weighted average shares outstanding—diluted	246,740	244,828	246,438	244,527
Loss per share
Basic:
Loss from Continuing operations	$(2.55)	$(0.37)	$(3.13)	$(1.61)
Loss from Discontinued operations	—	(0.01)	—	(0.01)

Net loss to Noble Corporation plc	$(2.55)	$(0.38)	$(3.13)	$(1.62)

Diluted:
Loss from Continuing operations	$(2.55)	$(0.37)	$(3.13)	$(1.61)
Loss from Discontinued operations	—	(0.01)	—	(0.01)

Net loss to Noble Corporation plc	$(2.55)	$(0.38)	$(3.13)	$(1.62)

For the quarters and years ended June 30, 2018 and 2017, we experienced net losses from continuing operations, as such, unvested share-based payment awards were excluded from the loss per share calculation, as the awards were anti-dilutive.

Non-GAAP Reconciliation

Certain non-GAAP performance measures and corresponding reconciliations to GAAP financial measures for the Company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess the financial operating results, management believes that the results of operations, adjusted to exclude the following items, which are included in the Company’s press release issued on August 2, 2018, and discussed in the related conference call on August 3, 2018, are appropriate measures of the continuing and normal operations of the Company:

(i)	In the second quarter of 2018, an impairment of three of our rigs and certain capital spare equipment;

(ii)	In the first quarter of 2018, a loss on debt extinguishment; and

(iii)	In the second quarter of 2017, a discrete tax item and the Noble Max Smith write-off of receivables.

These non-GAAP adjusted measures should be considered in addition to, and not as a substitute for, or superior to, contract drilling revenue, contract drilling cost, contract drilling margin, average daily revenue, operating income, cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. Please see the following Non-GAAP Financial Measures and Reconciliations for a complete description of the adjustments.

NOBLE CORPORATION PLC AND SUBSIDIARIES

NON-GAAP MEASURES

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of Income tax provision	Three Months Ended June 30,		Three Months Ended March 31,
	2018	2017	2018
Income tax benefit (provision)	$38,839	$18,213	$(2,996)

Adjustments
Loss on impairment	(35,613)	—	—
Loss on debt extinguishment	—	—	(1,841)

Total Adjustments	(35,613)	—	(1,841)

Adjusted income tax benefit (provision)	$3,226	$18,213	$(4,837)

Reconciliation of net loss attributable to Noble Corporation plc	Three Months Ended June 30,		Three Months Ended March 31,
	2018	2017	2018
Net loss attributable to Noble Corporation plc	$(628,063)	$(93,350)	$(142,334)
Adjustments
Loss on impairment, net of tax	757,230	—	—
Noble Max Smith-write-off of receivables	—	14,419	—
Loss on extinguishment of debt, net	—	—	6,927
Net loss attributable to noncontrolling interests	(250,348)	—	—

Total Adjustments	506,882	14,419	6,927

Adjusted net loss attributable to Noble Corporation plc	$(121,181)	$(78,931)	$(135,407)

Reconciliation of diluted EPS attributable to Noble Corporation plc	Three Months Ended June 30,		Three Months Ended March 31
	2018	2017	2018
Unadjusted diluted EPS attributable to Noble Corporation plc	$(2.55)	$(0.38)	$(0.58)
Adjustments
Loss on impairment, net of tax	2.06	—	—
Noble Max Smith-write-off of receivables	—	0.06	—
Loss on extinguishment of debt, net of tax	—	—	0.03

Total Adjustments	2.06	0.06	0.03

Adjusted diluted EPS	$(0.49)	$(0.32)	$(0.55)